[Name]

From: R1 <echosign@echosign.com>
Sent: [Date, Time]
To: [Name]; : SM-Total Rewards
Subject: Offer to Exchange Election Form between R1 and [Name] is Signed and Filed!
Attachments: Offer to Exchange Election Form - signed.pdf

Adobe Sign



Offer to Exchange Election Form between R1 and [Name] is Signed and Filed!

From: Total Rewards (R1)
To: [Name] and Total Rewards

Attached is a final copy of Offer to Exchange Election Form.

Copies have been automatically sent to all parties to the agreement.

You can view the document in your Adobe Sign account.

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